Exhibit 99.1

• Press Release

For immediate release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

JOSEPH N. JAGGERS APPOINTED TO BILL BARRETT CORPORATION BOARD OF DIRECTORS

DENVER – (PR Newswire) – December 11, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that Joseph N. Jaggers, President and Chief Operating Officer, has been appointed to the Board of Directors effective today. Including Mr. Jaggers, the Company’s Board currently has nine directors.

Fred Barrett, Chairman and Chief Executive Officer, commented, “We are excited to add Joe to the Board. His operational expertise, strategic vision, and significant Rockies E&P experience will add to our already strong Board of Directors. Joe’s appointment demonstrates the Board’s confidence in his leadership of our operations as we pursue our ambitious growth strategy.”

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause our actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

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